Exhibit 10.1

Money Consumption Loan Agreement

BloomZ Inc.(Hereinafter referred to as “Party A”) and Cyberstep Inc. (hereinafter referred to as “Party B”) shall conclude a money consumption loan agreement as follows.

Article 1 Party A has loaned 200,000,000 yen to Party B today, which Party B has borrowed and received.

Article 2 Party B shall pay to Party A the loan amount of 200,000,000 yen set forth in the preceding article by bringing it to the address of Party A or transferring it to the bank account designated by Party A on or before August 29, 2025.

Article 3 Interest rate shall be at 2% per annum on the principal amount, and Party B shall pay it by bringing it to the address of Party A or transferring it to the bank account designated by Party A at the time of repayment as set forth in Article 2.

Article 4 The interest rate set forth in the preceding article shall apply from August 29, 2024.

In order to certify the above-mentioned money consumption loan agreement, an electromagnetic record of this document shall be prepared, and after the agreement between Party A and Party B, electronic signatures shall be made, and each party shall keep the electromagnetic record.

Aug. 29, 2024

Lender（Party A） Address Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111, Cayman Islands

Name: BloomZ Inc.

Chief Executive Officer Kazusa Aranami

Borrower (Party B) Address: Asahi Seimei Daitabashi Building 4th Floor, 1-22-19 Izumi, Suginami-ku, Tokyo

Name: Cyberstep Inc.

Representative Director Rui Sato